EXHIBIT 10.15


                         EXTENSION TO LEASE AGREEMENT

                    This Extension to Lease Agreement to be attached to and form a part of the lease (which together with any amendments, modifications and extensions thereof is herein-after called the Lease) made the 7th day of May, 1990.

                    Between The Realty Associates Fund III, L.P., (hereinafter referred to as "Lessor") is successor in interest to all rights and obligations of that certain lease (the "Lease") dated May 7, 1990, between Crow-Southland Joint Venture No. 1, Joint Venture (by Trammell Crow Company No. 68, General partner), and BeautiControl Cosmetics, Inc. (hereinafter referred to as "Lessee") covering the 59,312 square foot facility located at 4545 - 4547 Langland Road, Farmers Branch, Texas 75234.


                                    WITNESSETH:

               o that the Lease is hereby renewed and extended for a further term of forty-eight (48) months to commence on the 1st day of October, 1995, and to terminate on the 30th day of September, 1999 on the condition that Lessor and Lessee comply with all the terms, covenants and agreements contained in the Lease, except that the base monthly rental during said period shall be 42.65NN per square foot, or Thirteen Thousand Ninety-Eight and 07/100 Dollars ($13,098.07) per month.

               o Paragraph 28 of the Lease Agreement shall be replaced by: Provided that Lessee is not in default of any of the terms, covenants and conditions hereof, and this Lease has not been assigned or the premises (or a part thereof) sublet, Lessee shall have the right and option to extend the original term of this Lease for one further term of sixty (60) months. Such extension of the original term shall be on the same terms, covenants and conditions as provided for in the original term except for this paragraph and except that the rental during the extended term shall be at the fair market rental then in effect on equivalent properties, of equivalent size. Lessee shall deliver written notice to Lessor of Lessee's intent to exercise the renewal option granted herein not more than six (6) months nor less than four (4) months prior to the expiration of the original term of this Lease. In the event Lessee's fails to deliver such written notice within the time period set forth above, Lessee's right to extend the term hereof shall expire and be of no further force and effect. In the event Lessor and Lessee fail to agree in writing upon the fair market rental within thirty
                    (30) days after exercise by Lessee of this renewal option then Lessee's right hereunder to extend the term shall become null and void.

               o that all other terms, covenants and agreements as renewed, extended and amended shall remain the same.



          IN WITNESS WHEREOF, the parties hereto have signed and sealed this Extension to Lease Agreement this 20th day of March 1995.



          WITNESS:            Lessor:   The Realty Associates Fund III, L.P.

          /S/ Susan Hooper              By:    /S/ Michael Ruane

                                        Title: Chairman,
                                               Realty Fund III LP, Inc.


          WITNESS:            Lessee:   BeautiControl Cosmetics, Inc.
          /S/ R.Holt Lunsford           By:    /S/ Robert L.Esson
                                        Title: Vice President Manufacturing
                                               & Distribution